Exhibit 99

FOR IMMEDIATE RELEASE

June 12, 2009

THE EASTERN COMPANY ANNOUNCES

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Naugatuck, CT–The Eastern Company (NYSE Amex-EML) today announced that its Board of Directors accepted the recommendation of its Audit Committee to replace its independent registered public accounting firm, UHY LLP, with Fiondella, Milone & LaSaracina LLP to audit the Company’s financial statements for the fiscal year ending January 2, 2010. The change in the Company’s independent registered public accounting firm was effective June 10, 2009.

The Company has had an excellent working relationship with UHY LLP. However, the Company’s Audit Committee has determined the appointment of Fiondella, Milone & LaSaracina LLP to be beneficial to shareholder value.

The Eastern Company is a 151-year-old manufacturer of vehicular and industrial hardware, locks, metal castings, coin collection and smart card products. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products enables it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company’s business environment. Further information about the potential factors which could affect the Company’s financial results are included in the Company’s reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:	Leonard F. Leganza or John L. Sullivan III
(203) 729-2255